NEWS RELEASE

Investor Contact: Robbin Lee (303) 576-2690

PROLOGIS DECLARES DIVIDEND ON COMMON SHARES

— Suspends Discount on Optional Cash Purchases —

DENVER — February 1, 2005 — ProLogis (NYSE: PLD), a leading global provider of distribution services and facilities, announced today that its Board declared ProLogis’ first quarter dividend of $0.37 per common share, payable on February 28, 2005, to shareholders of record on February 15, 2005.

ProLogis also announced that, effective with the investment period ending on March 31, 2005 and until further notice, optional cash purchases made under ProLogis’ 1999 Dividend Reinvestment and Share Purchase Plan will be made at the average of the high and low share prices on the respective investment dates with no discount applied. Share purchases made through the reinvestment of dividends will continue to be made at a 2% discount to the average of the high and low share prices on the respective investment dates. These terms will remain in effect until further notice. For more details, please refer to the prospectus located on the company’s website at http://ir.prologis.com under Dividend Reinvestment & Direct Purchase Plan.

ProLogis is a leading provider of distribution facilities and services with 291 million square feet (27 million square meters) in 1,972 distribution facilities owned, managed and under development in 70 markets in North America, Europe and Asia. ProLogis continues to expand the industry’s first and largest global network of distribution facilities with the objective of building shareholder value. The company expects to achieve this through the ProLogis Operating System® and its commitment to be ‘The Global Distribution Solution’ for its customers, providing exceptional facilities and services to meet their expansion and reconfiguration needs.

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